Exhibit 99.1
Cardiac Science Announces Q2 Results
Q2 Revenue of $36.1 Million
$11M charge to resolve AED recall issues
Bothell, WA — July 29, 2010 — Cardiac Science Corporation [NASDAQ: CSCX], a global leader in automated external defibrillator (AED) and diagnostic cardiac monitoring devices, today announced its financial results for the second quarter of 2010.
Revenue for the second quarter of 2010 was $36.1 million, approximately equal to second quarter 2009 revenue. The Company’s net loss of $18.5 million included a charge of $11.0 million associated with the Company’s previously announced plan to replace AEDs used by certain first responders and medical providers. Excluding this charge, the Company’s pro forma net loss for the second quarter was $7.5 million.
“We have resolved major uncertainties surrounding our business and are pleased to return focus to our growth initiatives,” said Dave Marver, president and chief executive officer. “This month brought two major new product introductions in Cardiac Monitoring (CareCenter MD and the Quinton 9500 Series) and an exciting new partnership with Best Buy. Additional announcements are expected in the next several weeks as we build momentum toward improved financial results.”
Second Quarter Financial Results
Second quarter revenue of $36.1 million consisted of $12.6 million in cardiac monitoring products revenue, $19.1 million in defibrillation products revenue and $4.4 million in service revenue. Defibrillation products revenue was up 13% compared to the prior year second quarter and was up 20% over the first quarter of 2010. Second quarter 2010 cardiac monitoring products revenue was down 15% compared to the exceptionally strong prior year second quarter, but was down only slightly compared to the first quarter of 2010. Service revenue for the second quarter of 2010 was essentially flat compared to the same quarter last year and was up slightly from the first quarter of 2010.
Gross margin was 16.3% for the second quarter of 2010, including the effect of the $11.0 million charge relating to the updated AED recall plan. Excluding this charge, pro forma gross margin was 46.7%, down compared to 48.6% for the second quarter of 2009. The decrease in pro forma gross margin compared to prior year was primarily due to changes in product mix, cost increases in certain product components, and inefficiencies in the factory due to the Company’s recent recall activities.
Operating expenses for the quarter were $24.2 million, compared to $21.2 million for the second quarter of 2009. Operating expenses for the second quarter of 2010 reflected increased spending in research and development, sales, and marketing in anticipation of upcoming planned new product releases, along with increased general and administrative expenses related to information technology, regulatory affairs and quality assurance functions.

The Company reported a net loss of $18.5 million, or $0.78 loss per share in the second quarter of 2010, inclusive of the $11.0 million charge related to the updated recall plan. Excluding this charge, the Company’s pro forma net loss would have been $7.5 million. EBITDA was negative $16.8 million for the quarter and Adjusted EBITDA, which excludes stock-based compensation expense and the recall charge, was negative $5.2 million. The Company’s pro forma net loss and Adjusted EBITDA loss were higher than previously announced guidance for the quarter due to lower than expected gross profit and slightly higher than expected operating costs, principally related to non-recurring legal and other professional fees associated with financing and related activities.
The Company reported net cash used in operations of $9.3 million for the second quarter of 2010, including $3.1 million used in activities relating to the Company’s ongoing AED corrective actions. The Company had $10.9 million in cash and cash equivalents as of June 30, 2010.
Outlook
The Company expects revenue for the third quarter of 2010 to be in a range between $36.0 and $39.0 million, with some growth over the second quarter, attributable mostly to the recently announced and additional planned new product releases. Net loss for the third quarter is expected to be in a range between $5.5 and $6.5 million, with Adjusted EBITDA in a range between negative $3.5 and negative $4.5 million. The improvements in net loss and Adjusted EBITDA over the second quarter are expected to result from higher revenue and gross profit, combined with reduced operating expense.
The Company expects revenue for 2010 to be in a range between $145 and $150 million. This revenue range includes expected growth in cardiac monitoring revenue in the second half of the year, driven by new product releases and expected improvement in AED sales as a result of the resolution of the recall issues.
With improving revenue in the second half of 2010 continuing into 2011, and with operating expenses expected to decrease as a result of the completion of the new product launches and other initiatives, the Company expects operating losses to decrease and cash flow to improve in future periods.
“We preliminarily expect revenue growth in excess of 10% for 2011,” said Mike Matysik, senior vice president and chief financial officer. “In addition, with reducing operating costs, we expect to cross back over to profitability before the end of 2011 and we expect to generate positive EBITDA for the full year 2011. With our increased line of credit in place, in combination with our existing cash, we expect to be able to fund both operations and our liabilities under the recalls and we expect to ultimately repay any borrowings under our line of credit with cash generated from operations,” he said.
Non-GAAP and Pro Forma Financial Information
This news release contains a discussion of EBITDA, Adjusted EBITDA, Pro Forma Net Loss and Pro Forma Gross Margin which are non-GAAP financial measures provided as a complement to results provided in accordance with U.S. generally accepted accounting principles (“GAAP”). We define the term “EBITDA” as earnings before net interest, income taxes, depreciation, and amortization. We define “Adjusted EBITDA” as EBITDA before stock-based compensation and corrective action costs associated with the updated AED recall plan. “Pro Forma Net Loss” refers to our Net Loss for the period excluding the costs associated with corrective actions. “Pro Forma Gross Margin” refers to Gross Profit before costs associated with corrective actions as a percentage of Total Revenues. These measures are not substitutes for measures determined in accordance with GAAP, and may not be comparable to the same measures as reported by other companies. EBITDA and Adjusted EBITDA are an integral part of the internal management reporting and planning process and are the primary measures used by management to evaluate the operating performance of the Company. The components of these measures include the key revenue and expense items for which operating managers are responsible and upon which their performance is evaluated. The Company also uses Adjusted EBITDA for planning purposes and in presentations to its board of directors. Pro Forma Net Loss and Pro Forma Gross Margin are being presented because of the impact of the extraordinary charges related to the corrective actions on the Company’s Gross Margin and overall Net Loss for the three and six month periods ending June 30, 2010. Presentation of the Net Loss and Gross Margin excluding this charge allows for a comparison of the Company’s performance on a basis that management believes is more consistent from period to period. Reconciliations of EBITDA and Adjusted EBITDA to Net Loss, Pro Forma Net Loss to Net Loss and Pro Forma Gross Margin to Gross Margin, the most comparable GAAP measures, are contained in this press release.
Conference Call Information
Cardiac Science will conduct a conference call today at 4:30 p.m. Eastern Standard Time to discuss the Company’s financial results for the second quarter. The call will be hosted by Dave Marver, president and chief executive officer, and Mike Matysik, senior vice president and chief financial officer.
To access the conference call, please dial 888.549.7750 and reference conference ID 4286943. Callers outside the U.S. can dial 480.629.9866. The call will also be webcast live at www.cardiacscience.com. An audio replay of the call will be available for 7 days following the call at 800.406.7325 for U.S. callers or 303.590.3030 for those calling from outside the U.S. The password required to access the replay is 4286943#. An archived webcast will also be available at www.cardiacscience.com for 90 days.
About Cardiac Science
Cardiac Science develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators (AED), electrocardiograph devices (ECG/EKG), cardiac stress treadmill and systems, PC-based diagnostic workstations, Holter monitoring systems, hospital defibrillators, vital signs monitors, cardiac rehabilitation telemetry systems, and cardiology data management systems (informatics) that connect with hospital information (HIS), electronic medical record (EMR), and other information systems. The company sells a variety of related products and consumables and provides a portfolio of training, maintenance, and support services. Cardiac Science, the successor to the cardiac businesses that established the trusted Burdick®, HeartCentrix®, Powerheart®, and Quinton® brands, is headquartered in Bothell, Washington. With customers in almost 100 countries worldwide, the company has operations in North America, Europe, and Asia. For information, call 425.402.2000 or visit http://www.cardiacscience.com.
Forward-Looking Statements
This press release contains forward-looking statements. The word “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, those relating to Cardiac Science Corporation’s future financial results and condition, estimated costs of the company’s voluntary corrective actions, including the cost of the announced updated AED recall plan, the resolution of business uncertainties, anticipated future announcements and growth initiatives, and anticipated new product introductions. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results and performance may vary significantly from those expressed or implied in such statements. Factors that could cause or contribute to such varying results and other risks include the outcome of discussions or negotiations with applicable regulatory bodies in geographies outside the U.S., the extent to which AED units recovered from affected customers can be repaired and used as replacement units for other customers, factors concerning the quality of processes, products and services, additional corrective actions or recalls, challenging economic conditions, increased competition, and potential delays in or challenges impacting introductions of new products, as well as those more fully described in the Annual Report on Form 10-K filed by Cardiac Science Corporation for the year ended December 31, 2009, as updated by subsequent quarterly reports on Form 10-Q. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.
For more information,

Company Contact:	Investor Contact:	Media Contact:

Mike Matysik	Matt Clawson	Christopher Gale
Cardiac Science Corporation	Allen & Caron	EVC Group Inc.
Senior Vice President and CFO	949.474.4300	646.201.5431
425.402.2009	matt@allencaron.com	203.570.4681
		cgale@evcgroup.com
LOGO: http://www.cardiacscience.com/images/main_logo.gif
CSCX-F
— Tables to Follow —

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2010		2009
	$	%	$	%

Revenues:
Cardiac monitoring products	$12,621	35.0%	$14,800	41.0%
Defibrillation products	19,051	52.8%	16,853	46.7%

Total product revenues	31,672	87.7%	31,653	87.6%
Service	4,431	12.3%	4,461	12.4%

Total revenues	36,103	100.0%	36,114	100.0%

Cost of revenues:
Products	16,047	50.7%	15,433	48.8%
Corrective action costs	11,000	34.7%	—	n/m
Service	3,187	71.9%	3,130	70.2%

Total cost of revenues	30,234	83.7%	18,563	51.4%

Gross profit:
Products	4,625	14.6%	16,220	51.2%
Service	1,244	28.1%	1,331	29.8%

Gross profit	5,869	16.3%	17,551	48.6%

Operating expenses:
Research and development	4,629	12.8%	3,617	10.0%
Sales and marketing	12,412	34.4%	11,271	31.2%
General and administrative	7,201	19.9%	6,349	17.6%

Total operating expenses	24,242	67.1%	21,237	58.8%

Operating loss	(18,373)	-50.9%	(3,686)	-10.2%

Other income (loss):
Interest income	8	0.0%	19	0.1%
Other income (loss), net	(37)	-0.1%	545	1.5%

Total other income (loss)	(29)	-0.1%	564	1.6%

Loss before income tax benefit (expense):	(18,402)	-51.0%	(3,122)	-8.6%
Income tax benefit (expense)	(58)	-0.2%	1,194	3.3%

Net loss	(18,460)	-51.1%	(1,928)	-5.3%
Less: Net income attributable to noncontrolling interests	(50)	-0.1%	(178)	-0.5%

Net loss attributable to Cardiac Science Corporation	$(18,510)	-51.3%	$(2,106)	-5.8%

Net loss per share attributable to Cardiac Science Corporation:
Basic	$(0.78)		$(0.09)
Diluted	$(0.78)		$(0.09)
Weighted average shares outstanding:
Basic	23,723,268		23,198,352
Diluted	23,723,268		23,198,352

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Six Months Ended June 30,
	2010		2009
	$	%	$	%

Revenues:
Cardiac monitoring products	$25,526	36.9%	$27,127	35.8%
Defibrillation products	34,913	50.4%	39,791	52.5%

Total product revenues	60,439	87.3%	66,918	88.3%
Service	8,771	12.7%	8,860	11.7%

Total revenues	69,210	100.0%	75,778	100.0%

Cost of revenues:
Products	31,075	51.4%	32,067	47.9%
Corrective action costs	11,000	18.2%	—	n/m
Service	6,350	72.4%	6,281	70.9%

Total cost of revenues	48,425	70.0%	38,348	50.6%

Gross profit:
Products	18,364	30.4%	34,851	52.1%
Service	2,421	27.6%	2,579	29.1%

Gross profit	20,785	30.0%	37,430	49.4%

Operating expenses:
Research and development	8,834	12.8%	7,088	9.4%
Sales and marketing	25,214	36.4%	22,469	29.7%
General and administrative	13,594	19.6%	11,965	15.8%

Total operating expenses	47,642	68.8%	41,522	54.8%

Operating loss	(26,857)	-38.8%	(4,092)	-5.4%

Other income:
Interest income	18	0.0%	32	0.0%
Other income, net	94	0.1%	397	0.5%

Total other income	112	0.2%	429	0.6%

Loss before income tax benefit (expense):	(26,745)	-38.6%	(3,663)	-4.8%
Income tax benefit (expense)	(191)	-0.3%	1,360	1.8%

Net loss	(26,936)	-38.9%	(2,303)	-3.0%
Less: Net income attributable to noncontrolling interests	(161)	-0.2%	(341)	-0.4%

Net loss attributable to Cardiac Science Corporation	$(27,097)	-39.2%	$(2,644)	-3.5%

Net loss per share attributable to Cardiac Science Corporation:
Basic	$(1.15)		$(0.11)
Diluted	$(1.15)		$(0.11)
Weighted average shares outstanding:
Basic	23,658,886		23,127,742
Diluted	23,658,886		23,127,742

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$10,885	$26,866
Accounts receivable, net	23,784	24,228
Inventories	24,476	23,581
Prepaid expenses and other current assets	3,240	3,702

Total current assets	62,385	78,377

Other assets	666	872
Machinery and equipment, net of accumulated depreciation	8,418	8,406
Deferred income taxes	31	31
Intangible assets, net of accumulated amortization	25,999	27,988
Investments in unconsolidated entities	400	386

Total assets	$97,899	$116,060

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,499	$11,030
Accrued liabilities	12,619	12,216
Warranty liability	3,981	4,028
Deferred revenue	7,799	7,919
Corrective action liabilities	21,452	15,249

Total current liabilities	58,350	50,442

Deferred income taxes	5,389	5,389

Total liabilities	63,739	55,831

Equity:
Cardiac Science Corporation shareholders’ equity	32,884	58,936
Noncontrolling interests	1,276	1,293

Total equity	34,160	60,229

Total liabilities and equity	$97,899	$116,060

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended
	June 30,
	2010	2009

Operating Activities:
Net loss	$(18,460)	$(1,928)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	635	554
Depreciation and amortization	1,620	1,542
Deferred income taxes	—	(1,398)

Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable, net	(2,662)	730
Inventories	1,021	(89)
Prepaid expenses and other assets	86	(392)
Accounts payable	1,593	(118)
Accrued liabilities	(390)	1,045
Warranty liability	(72)	111
Corrective action liabilities	7,947	—
Deferred revenue	(649)	426

Net cash provided by (used in) operating activities	(9,331)	483

Investing Activities:
Purchases of machinery and equipment	(669)	(769)
Proceeds from repayment of notes	—	10

Net cash used in investing activities	(669)	(759)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee stock purchase plan	57	502
Minimum tax withholding on restricted stock awards	(64)	—

Net cash provided by (used in) financing activities	(7)	502

Effect of exchange rate changes on cash and cash equivalents	(113)	79

Net change in cash and cash equivalents	(10,120)	305
Cash and cash equivalents, beginning of period	21,005	37,563

Cash and cash equivalents, end of period	$10,885	$37,868

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2010	2009

Operating Activities:
Net loss	$(26,936)	$(2,303)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	1,220	1,213
Depreciation and amortization	3,208	3,067
Deferred income taxes	—	(1,765)

Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable, net	(18)	8,717
Inventories	(997)	(1,330)
Prepaid expenses and other assets	660	36
Accounts payable	1,726	(2,457)
Accrued liabilities	579	(291)
Warranty liability	(15)	9
Corrective action liabilities	6,203	—
Deferred revenue	(120)	(670)

Net cash provided by (used in) operating activities	(14,490)	4,226

Investing Activities:
Purchases of machinery and equipment	(1,345)	(1,654)
Proceeds from repayment of notes	2	83
Cash paid for acquisitions	—	(54)

Net cash used in investing activities	(1,343)	(1,625)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee stock purchase plan	152	736
Minimum tax withholding on restricted stock awards	(94)	(97)

Net cash provided by financing activities	58	639

Effect of exchange rate changes on cash and cash equivalents	(206)	(27)

Net change in cash and cash equivalents	(15,981)	3,213
Cash and cash equivalents, beginning of period	26,866	34,655

Cash and cash equivalents, end of period	$10,885	$37,868

Cardiac Science Corporation and Subsidiaries
Reconciliation of GAAP Results to Non-GAAP Results (unaudited)
(in thousands)

	Reconciliation of Net Loss Attributable to Cardiac Science Corporation to Adjusted EBITDA
	Three Months Ended		Three Months Ended
	June 30, 2010		June 30, 2009
		% of revenue		% of revenue

Net loss attributable to Cardiac Science Corporation	$(18,510)	-51.3%	$(2,106)	-5.8%
Depreciation and amortization	1,620	4.5%	1,542	4.3%
Interest income	(8)	0.0%	(19)	-0.1%
Income tax (benefit) expense	58	0.2%	(1,194)	-3.3%

EBITDA	(16,840)	-46.6%	(1,777)	-4.9%

Stock-based compensation	635	1.8%	554	1.5%
Corrective action costs	11,000	30.5%	—	n/m

Adjusted EBITDA	$(5,205)	-14.4%	$(1,223)	-3.4%

	Reconciliation of Net Loss Attributable to Cardiac Science Corporation to Adjusted EBITDA
	Six Months Ended		Six Months Ended
	June 30, 2010		June 30, 2009
		% of revenue		% of revenue

Net loss attributable to Cardiac Science Corporation	$(27,097)	-39.2%	$(2,644)	-3.5%
Depreciation and amortization	3,208	4.6%	3,067	4.0%
Interest income	(18)	0.0%	(32)	0.0%
Income tax (benefit) expense	191	0.3%	(1,360)	-1.8%

EBITDA	(23,716)	-34.3%	(969)	-1.3%

Stock-based compensation	1,220	1.8%	1,213	1.6%
Corrective action costs	11,000	15.9%	—	n/m

Adjusted EBITDA	$(11,496)	-16.6%	$244	0.3%

	Reconciliation of Gross Margin to Pro Forma Gross Margin
	Three Months Ended		Three Months Ended
	June 30, 2010		June 30, 2009
		% of revenue		% of revenue

Gross profit	$5,869	16.3%	$17,551	48.6%
Corrective action costs	11,000	30.5%	—	n/m

Pro forma gross profit	$16,869	46.7%	$17,551	48.6%

	Reconciliation of Gross Margin to Pro Forma Gross Margin
	Six Months Ended		Six Months Ended
	June 30, 2010		June 30, 2009
		% of revenue		% of revenue

Gross profit	$20,785	30.0%	$37,430	49.4%
Corrective action costs	11,000	15.9%	—	n/m

Pro forma gross profit	$31,785	45.9%	$37,430	49.4%

	Reconciliation of Net Loss Attributable to Cardiac Science Corporation to
	Pro Forma Net Loss Attributable to Cardiac Science Corporation
	Three Months Ended		Three Months Ended
	June 30, 2010		June 30, 2009
		% of revenue		% of revenue

Net loss attributable to Cardiac Science Corporation	$(18,510)	-51.3%	$(2,106)	-5.8%
Corrective action costs	11,000	30.5%	—	0.0%
Tax effect	—	n/m	—	n/m

Pro forma net loss attributable to Cardiac Science Corporation	$(7,510)	-20.8%	$(2,106)	-5.8%

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